EXHIBIT 99.1

Emclaire Financial Corp. Announces Director Retirement and Appointment
                           of New Directors

    EMLENTON, Pa.--(BUSINESS WIRE)--Oct. 26, 2004--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, is pleased to announce the appointment of two directors effective October 20, 2004 and recognize the retirement of a Director after years of service.
    Dave Cox would like to welcome to our Board of Directors of Emclaire Financial Corp. the following two individuals:

    Mr. James M. Crooks is the well-respected business owner of Crooks Clothing Company in Clarion, Pennsylvania. Mr. Crooks, son of
Mrs. Bernadette H. Crooks, will be replacing Mrs. Crooks as a Class B Director whose term will expire in 2005.

    Mr. Mark A. Freemer, CPA is a partner in Clyde Ferraro and
Company, a public accounting firm in DuBois, Pennsylvania. Mr. Freemer is filling the vacancy created by the retirement of Mr. Rodney C.
Heeter in May 2004. Mr. Freemer will serve as a Class A Director whose term will expire in May 2007.

    Dave Cox and the employees of Emclaire Financial Corp. and the Farmers National Bank of Emlenton would like to say a special thank you to Mrs. Bernadette H. Crooks. Mrs. Crooks has been a member of the Board of Directors for 19 years and has provided us with years of experience and knowledge. We will miss her presence and her unending support that she has given us over the years. She has a special place in our hearts and we wish her the best of luck in her retirement.
    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".

    CONTACT: Emclaire Financial Corp., Emlenton
             David L. Cox or Shelly L. Rhoades, 724-867-2311